V'POWER CORPORATION

     Ref. No. 022/DIR/VPC/VII/97           Jakarta, 16 July 1997


  CONFIDENTIAL


  Tradelink International Limited
  2115 Main Street
  Santa Monica, CA 90405


     RE:  Vector Aeromotive Corporation


  Dear Sirs:

     We refer to the transactions with Tradelink International Limited ("Tradelink") concerning Vector Aeromotive Corporation ("Vector") whereby we, as majority shareholder in Vector, have agreed, inter alia, that nominees of Tradelink will assume majority on Vector's Board of Directors and that we will grant to Tradelink an option to acquire our shares in Vector under circumstances specified in the relevant documentation. Tradelink acknowledges that it has full access in the due diligence process to the corporate and financial records of Vector.

     We are writing to record our understanding and agreement with you that Tradelink agrees, on behalf of itself and its nominees to Vector's Board of Directors, not to initiate or cause to be initiated any state or federal lawsuit, or any lawsuit in another country, or to commence or participate in any federal, state, local, or foreign administrative action, investigation or proceeding of any kind under federal, state local or foreign statute, regulation or law, against V'Power Corporation, its successors, subsidiaries, affiliates, or assignees, employees or directors or against the following individuals who were Directors of Vector serving at V'Power's request: Sudjaswin E.L., Baduraman Dorpi P. and Michael J.
  Kimberley, arising from or related to any acts, omissions or events that occurred at or in respect of Vector prior to the date of this Agreement.

                         Very truly yours,

                         Sudjaswin E.L.
                         President and Managing Director

  ACKNOWLEDGED AND AGREED:

  TRADELINK INTERNATIONAL LIMITED

  By:__________________________________
      Name:
      Title: